Exhibit 10.56

FIFTH AMENDMENT
TO
REFINED PRODUCTS PURCHASE AGREEMENT

THIS FIFTH AMENDMENT TO REFINED PRODUCTS PURCHASE AGREEMENT (this “Fifth Amendment”) is entered into as of June 23, 2014 to be effective as of December 1, 2014 (the “Fifth Amendment Effective Date”) between SINCLAIR OIL CORPORATION, a Wyoming corporation, (together with its successors and/or assigns, “Sinclair”), as successor in interest to Sinclair Tulsa Refining Company, and HOLLYFRONTIER REFINING & MARKETING LLC, a Delaware limited liability company (formerly known as Holly Refining & Marketing Company LLC) (together with its successors and/or assigns, “ Holly” or “HFRM”). Each of HFRM and Sinclair are individually referred to as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Sinclair and HFRM are parties to that certain Refined Products Purchase Agreement dated December 1, 2009, as amended on May 17, 2010, January 1, 2012, May 1, 2012 and January 1, 2014 (such agreement, with all exhibits and attachments, as amended, the “Agreement”) pursuant to which HFRM agreed to sell, and Sinclair agreed to purchase, certain Products, as therein defined. Capitalized terms not otherwise defined in this Fifth Amendment shall have the meaning ascribed to such terms in the Agreement.
WHEREAS, the Parties desire to extend the term of the Agreement and amend the Agreement as more fully set forth herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the agreements and covenants set forth in this Fifth Amendment, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Incorporation of Recitals. The recitals for this Fifth Amendment are fully incorporated herein by the reference thereto with the same force and effect as though recited herein.
2.Definitions. Section 1.1 of the Agreement is hereby amended to add the following definitions:
“2014 RINs” has the meaning given to such term in Section 10.4(a).
“2014 RIN Pool” has the meaning given to such term in Section 10.4(b).
“Mid-Continent Market” means the petroleum distribution market consisting of the racks served by the NuStar Pipeline and the Magellan Pipeline.
“NuStar Pipeline” means the pipeline and related facilities owned by NuStar Energy L.P. originating at the El Dorado Refinery, serving the Mid-Continent Market.
“OPIS” has the meaning given to such term in Section 10.2(c).
“Reference Price” has the meaning given to such term in Section 10.2(c).
“Renewable Fuel Standard Regulations” has the meaning given to such term in Section 10.2(a).
“RINS Purchase Price” has the meaning given to such term in Section 10.2(c).
3.Term. Section 2.2 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
2.2    Term. This Agreement shall be effective commencing on the Effective Date and shall remain in effect through November 30, 2019 (the “Initial Term”); provided, Sinclair may extend this Agreement for an additional five year period if (a) Sinclair is not in default hereunder, (b) Sinclair does not participate in an auction or other bid process with other potential suppliers of Product serving the Mid-Continent Market for some or all of the volume contemplated under this Agreement, and (c) provides written notice of such extension to Holly at least one hundred eighty (180) days prior to the end of the initial term. Notwithstanding the foregoing, (y) Holly may terminate this Agreement at the end of the Initial Term on November 30, 2019 or at any time thereafter upon at least three hundred sixty five (365) days prior written notice to Sinclair in the event Holly should elect to discontinue the production of both gasoline and diesel at the Tulsa Refinery for a period of time expected to exceed three hundred sixty five (365) days, provided that if at any time before November 30, 2024 Holly elects to restart production of both gasoline and diesel at the Tulsa Refinery, Sinclair shall have the option to enter into a new written agreement with Holly on substantially the same terms and conditions as this Agreement but for a term equal to the period of time which remained in the Term of this Agreement at the time of such termination. The term of the new agreement shall commence either immediately or at the expiration of any substitute supply agreement that Sinclair may have entered into by reason of such termination but not later than [three hundred sixty five (365) days after Holly (or its parent company) issues a public announcement that such production will be restarted. Sinclair’s right to enter into a new agreement is subject to the condition precedent that within [sixty (60) days after such public announcement that Holly intends to restart such production Sinclair provides Holly written notice of its unconditional election to enter into a new agreement effective on the date such production restarts and thereafter enters into such new agreement with Holly as contemplated by this Section 2.2 (y); and (z) Sinclair may terminate this Agreement at the end of the Initial Term on November 30, 2019 or at any time thereafter upon at least three hundred sixty five (365) days prior written notice to Holly in the event Sinclair should elect to cease operating as a branded business in their Mid-Continent Market within PADD II (Midwest district).
4.Payment. Section 3.3(a) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(a)
Holly shall send Sinclair an invoice for all Products taken by Sinclair one business day after such Products are delivered into the Magellan Pipeline or NuStar Pipeline. Sinclair shall pay undisputed amounts in Holly's invoice by wire transfer not later than seven (7) days from the date of Holly’s invoice. Sinclair shall notify Holly with regard to any portion of Holly's invoice which it disputes in good faith and the reasons therefore, not later than three Business Days following receipt of Holly's invoice. Any overdue balance owed by a Party, except an amount that is disputed in good faith by said Party, shall accrue daily interest charges at a rate equal to the lesser of (i) 150% of the Bank Rate (as in effect on the past due date) calculated on the basis of a 360-day year and (ii) the maximum rate of interest permitted by applicable Law. Any overdue balance owed by a Party that is disputed by such Party in good faith shall bear interest at a rate equal to the lesser of (i) 100% of the Bank Rate (as in effect on the past due date) calculated on the basis of a 360-day year and (ii) the maximum rate of interest permitted by applicable Law. The Parties shall work together to resolve any invoice disputes by not later than two (2) days following the date payment was originally due. If a payment due date falls on a Saturday or a bank or federal holiday, other than Monday, the payment shall be due on the immediately preceding Business Day. If the payment due date falls on a Sunday or Monday bank or federal holiday, the payment shall be due on the following Business Day.

5.Credit Evaluations. Section 3.4 (b) is hereby deleted in its entirety and the following substituted in lieu thereof:
Holly shall periodically update its credit evaluation to determine, in Holly’s discretion reasonably exercised, an open credit limit, if any, to be granted to Sinclair or its guarantor hereunder. Sinclair shall promptly provide Holly with such additional financial and other information as Holly may reasonably request from time to time to allow Holly to periodically update Holly’s credit evaluation.
6.Allocation of RINs. Section 10.2 of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
10.2    Allocation of RINs.
(a)    Sinclair agrees to sell and deliver to Holly, and Holly agrees to purchase and receive from Sinclair, for each month during the term of this Agreement, commencing on December 1, 2014, all RINs described in Section 10.2 (b), in units of “Gallon-RINs", unassigned ("K" code of "2”), renewable fuel type ("D" code of "6"), as the terms are defined in 40 CFR § 80.1400 et seq. (as amended from time to time, the "Renewable Fuel Standard Regulations"), generated by Sinclair during the then current calendar year and in the quantities, and for the price, and on the other terms and conditions, set forth in this Agreement. Capitalized terms used in this Section 10.2 but not otherwise defined herein shall have the meaning ascribed to such terms in the Renewable Fuel Standard Regulations. From time to time Sinclair may offer to sell to Holly RINs generated during the prior calendar year in lieu of the sale of RINs for the then current calendar year; provided that Holly shall have the right, in its sole discretion, to reject such offer and insist that RINs generated during the then current calendar year be sold pursuant to this Agreement.
(b)    The volume of RINs to be purchased and sold under this Agreement each calendar month shall be all D6 RINs associated with the blending of ethanol by Sinclair into gasoline purchased from Holly and received via pipeline in any calendar month pursuant to this Agreement. The sale of such RINs is to occur on or before the 20th of the following month.

(c)    The purchase price for each RIN (the "RINs Purchase Price") shall be equal to the $ USD per Gallon-RINS price determined by the average of the low and high posting for the “OPIS RIN value (cts/gal), Corn Ethanol” as reported each day during the subject month by the Oil Price Information Service ("OPIS") (the “Reference Price”.) The Reference Price used in calculating the RINs Purchase Price shall be the Reference Price for the same month used to determine quantity of gasoline sold pursuant to Section 10.2(b).
(d)    In the event the supply of gasoline to Sinclair under this Agreement exceeds 10,000 barrels per day of gasoline in any calendar month, then the amount to be paid by Sinclair for such gasoline shall be subject to a credit in such month equal to $0.0050 (50 points) per gallon on all gasoline volumes delivered to Sinclair in the Magellan Pipeline or NuStar Pipeline during such month in excess of 10,000 bpd, until this Agreement is terminated or the dollar value of the 2014 RIN Pool is exhausted, whichever occurs first.”
7.    Allocation of 2014 RINs. Section 10.4(c) of the Agreement is hereby deleted in its entirety; and the introductory clause of Section 10.4 is hereby amended to read as follows:
10.4 Allocation of RINs for Calendar Year 2014; 2014 RINs Pool. Notwithstanding anything in this Article X to the contrary, with respect to any RINs generated on or after January 1, 2014 and through November 30, 2014 at the Tulsa Refinery (including the Tulsa Rack) or by Sinclair using Product purchased pursuant to this Agreement, the following provisions shall apply:

8.    Exhibits. Exhibit C and Exhibit D to the Agreement are hereby deleted in their entirety and amended Exhibit C and amended Exhibit D attached hereto are substituted in lieu thereof.
9.    Omnibus Amendment. Any and all other terms and provisions of the Agreement are hereby amended and modified wherever necessary, and even though not specifically addressed herein, so as to conform to the amendments set forth in the preceding Sections hereof. Except as expressly modified and amended hereby, all other terms and conditions of the Agreement shall continue in full force and effect.
10.    Counterparts. This Fifth Amendment may be executed in counterparts each of which shall be deemed an original. An executed counterpart of this Fifth Amendment transmitted by facsimile or electronic mail shall be equally as effective as a manually executed counterpart.
11.    Successors and Assigns. This Fifth Amendment shall inure for the benefit of and shall be binding on each of the parties hereto and their respective successors and/or assigns.
12.    Entire Agreement. This Fifth Amendment contains the entire agreement between the parties hereto as to the subject matter hereof. To the extent of any conflict between the provisions of this Fifth Amendment and the provisions of the Agreement, the provisions of this Fifth Amendment shall control.

IN WITNESS WHEREOF, the Parties hereto have executed this Fifth Amendment on the respective dates set forth below, to be effective as of the Effective Date.

HOLLYFRONTIER REFINING & MARKETING-COMPANY LLC

By: /s/ Mark A. Plake
Name: Mark A. Plake
Title: Vice President

SINCLAIR OIL CORPORATION

By: /s/ Peter M. Johnson
Name: Peter M. Johnson
Title: President

CONSENT OF GUARANTORS

The undersigned hereby consent to the foregoing Fifth Amendment and agrees to be bound by the provisions thereof.

HOLLYFRONTIER CORPORATION

By: /s/ Michael C. Jennings
Name: Michael C. Jennings
Title: President/CEO

THE SINCLAIR COMPANIES

By: /s/ Ross Matthews
Name: Ross B. Matthews
Title: Chief Operating Officer

Exhibit C
Acceptable Product Range

Product	Minimum Amount	Maximum Amount
Unleaded Gasoline "V-grade"	29,000 barrels per day, subject to increases provided below.	32,000 barrels per day, subject to increases provided below.	to be delivered into Magellan or NuStar Pipeline.
Ultra Low Sulfur Diesel "X-grade"	16,000 barrels per day, subject to increases provided below.	18,000 barrels per day, subject to increases provided below.	to be delivered into Magellan or NuStar Pipeline.
Of the Unleaded Gasoline and Ultra Low Sulfur Diesel volumes identified above, the Nominated Volume for the following Products shall be within the following ranges for the indicated months, unless mutually agreed in writing by both Parties. For the avoidance of doubt, subject to the terms of Article VII, the total volume of Unleaded Gasoline and Ultra Low Sulfur Diesel shall be within the Acceptable Product Range as specified in the table above.

Magellan/Nustar Pipeline Deliveries	Minimum Amount (Barrels per day)	Maximum Amount (Barrels per day)	Period/ Delivery Point
Unleaded Premium Gasoline "A-grade"	2,000	5,000	to be delivered into Magellan or NuStar Pipeline.
Kansas City Premium Gasoline "A1-grade"	325	500
from April to August only, the Product to be delivered to meet these volumes shall be low RVP Kansas City Premium Gasoline, and Unleaded Premium Gasoline shall be delivered in all other months to meet these volumes; to be delivered into Magellan Pipeline.

Kansas City V-68 Grade	4,500	5,500
From April to August only the Product to be delivered to meet these volumes shall be low RVP Kansas City V-68 Gasoline, and Unleaded Gasoline (V-Grade) shall be delivered in all other months to meet these volumes; to be delivered into Magellan Pipeline.

Ultra Low Sulfur Diesel "Y-grade"	1,000	3,000	from October to February only; to be delivered into Magellan or NuStar Pipeline.

Exhibit D
Product Price

1.	Unleaded Gasoline

a. Unleaded Regular Gasoline and Unleaded Premium Gasoline:

The Product Price for CBOB Gasoline “V-grade” with a base octane of 84 and Unleaded Premium Gasoline “A-grade” with a base octane of 91 (and in each case with a base RVP meeting standard Magellan Pipeline/Nustar Pipeline specifications, adjusted seasonally) shall be equal to the OPIS Group 3 Spot Low price (Calendar Month Average) for such Products. An additional fee of 0.75 cents per gallon will be added on to all barrels delivered into the NuStar Pipeline.

b. Kansas City Unleaded Regular Gasoline:

The Product Price for Kansas City low RVP Unleaded Regular Gasoline “V68-grade” with a base octane of 84 shall be mutually agreed upon between the Parties for the summer season (as designated by Magellan Pipeline) no later than the 15th day of the month preceding anticipated delivery. If the Parties are unable to mutually agree on such a price, then Holly shall deliver Unleaded Regular Gasoline in accordance with the pricing in paragraph (a) above.

c. Kansas City Premium Gasoline:

The Product Price for Kansas City low RVP Premium Gasoline “A1-grade” with a base octane of
91 (and in each case with a base RVP meeting standard Magellan Pipeline, adjusted seasonally) shall be equal to the OPIS Group 3 Premium Spot Low (Calendar Month Average) plus 8.50 cents per gallon.

2.	Ultra Low Sulfur Diesel

a. Ultra Low Sulfur No.2 Diesel:

The Product Price for Ultra Low Sulfur No.2 Diesel “X-grade” shall be equal to the OPIS Group 3 Spot Low (Calendar Month Average) price for such Product (identified as ULSD in the OPIS Rack Report); provided, the Product Price shall be no lower than the OPIS Group 3 Spot Mean (Calendar Month Average) less 0.25 cents per gallon. An additional fee of 0.75 cents per gallon will be added on to all barrels delivered into the NuStar Pipeline.

b. Ultra Low Sulfur No.1 Diesel:

The Product Price for Ultra Low Sulfur No.1 Diesel “Y-grade” shall be equal to the OPIS Group 3 Spot Low (Calendar Month Average) price for such Product [(identified as ULS No.1 in the OPIS Rack Report beginning on November 1 of each year)]; provided, the Product Price shall be no lower than the OPIS Group 3 Spot Mean (Calendar Month Average) less 0.25 cents per gallon. An additional fee of 0.75 cents per gallon will be added on to all barrels delivered into the NuStar Pipeline.

3.	General Policy

If there is not an OPIS Group 3 Spot price posted for the different grades, the Parties shall negotiate in good faith to agree on a price for such products. If the Parties are unable to reach agreement in such circumstances, then the matter shall be referred to an Expert for determination in accordance with Section 10.3 of the Agreement.

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